Exhibit 99.1

McCLATCHY COMPLETES THE SALE AND LEASEBACK OF REAL PROPERTY IN KANSAS CITY, MISSOURI

Holds 2019 Annual Meeting of Shareholders

SACRAMENTO, Calif., May 16, 2019 - The McClatchy Company (NYSE American: MNI) announced that yesterday it completed the sale and leaseback of its Kansas City Star headquarters to Ambassador Hospitality, LLC. The state-of-the-art glass building was sold for $30.1 million and leased back for 15 years with initial annual lease payments of $2.8 million. The company previously disclosed that it had completed the sale of a distribution center in Miami, Florida for proceeds of approximately $2.2 million. The company expects to use the approximately $32 million of net proceeds from the real property sales to perform a partial redemption of its 2026 Notes at par as required under its 2026 notes indenture.

Separately, today the company’s shareholders elected 11 directors to one-year terms, ratified the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2019, and approved the amendment to the 2012 Omnibus Incentive Plan (“Incentive Plan”) to increase the number of shares of Class A Common Stock authorized for issuance under the Incentive Plan. Shareholders did not approve the individual shareholder’s proposal to implement a majority voting standard.

Shareholders re-elected Elizabeth Ballantine, Maria Thomas and Anjali Joshi as Class A directors. Class B shareholders re-elected Leroy Barnes, Jr., Molly Maloney Evangelisti, Craig I. Forman, Brown McClatchy Maloney, Kevin S. McClatchy, William McClatchy, Theodore R. Mitchell and Clyde W. Osler as Class B directors.

An audio replay of the meeting will be available at investors.mcclatchy.com/financial-information/annual-meeting.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

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Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management’s efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt; we may not be successful in reducing debt whether through open market repurchase programs or other negotiated transactions; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; potential increases in contributions to McClatchy’s qualified defined benefit pension plan in the next several years; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended December 30, 2018. Except as required by law, McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Stephanie Zarate Investor Relations Director (916) 321-1931 szarate@mcclatchy.com

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